Exhibit 99.1

Quanex Building Products Announces Executive
Leadership Appointments

HOUSTON, TEXAS, November 1, 2019 – Quanex Building Products Corporation (NYSE: NX) (“Quanex” or the “Company”) today announced several key leadership appointments, effective November 1, 2019.

Scott M. Zuehlke – Senior Vice President, Chief Financial Officer and Treasurer

Mr. Zuehlke joined the Company in 2016 as Vice President, Investor Relations and Treasurer and has most recently been serving as Interim Chief Financial Officer. Mr. Zuehlke holds a Bachelor of Business Administration from the University of Texas and a Master of Business Administration from the University of Houston.

Mark A. Livingston – Vice President, Chief Accounting Officer and Controller

Mr. Livingston joined Quanex in 2019 as Vice President, Controller. Mr. Livingston holds a Bachelor of Business Administration from the University of Texas and is a Certified Public Accountant.

Paul B. Cornett – Senior Vice President, General Counsel and Secretary

Mr. Cornett joined the Company as a Staff Attorney in 2005 and has held various positions of increasing responsibility, most recently as Vice President, Deputy General Counsel. Mr. Cornett holds a Bachelor of Arts from Rice University and a Juris Doctor from the University of Chicago Law School. Mr. Cornett is replacing Kevin P. Delaney.

Bill Griffiths, Chairman, President and Chief Executive Officer, commented, “Our commitment to the development of our people is fundamental to our success, which underscores my confidence in these talented leaders as they embark on expanded and new roles. These promotions support our ongoing strategy and will benefit the Company moving forward.

“I would also like to thank Kevin for his guidance, leadership and commitment to Quanex over the years and wish him well.”

About Quanex

Quanex Building Products Corporation is an industry-leading manufacturer of components sold to Original Equipment Manufacturers (OEMs) in the building products industry.  Quanex designs and produces energy-efficient fenestration products in addition to kitchen and bath cabinet components.

Contact:

Scott Zuehlke

SVP, Chief Financial Officer and Treasurer

713-877-5327

scott.zuehlke@quanex.com